UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2023
AppHarvest, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39288	84-5042965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Appalachian Way Morehead, KY	40351
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (606) 653-6100
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	APPH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	APPHW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Chief Financial Officer

On February 20, 2023, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of AppHarvest, Inc. (the “Company”) approved an Amendment to Employment Agreement (the “Amendment”), which amends the Employment Agreement, dated December 11, 2020, between the Company and Loren Eggleton, the Company’s Chief Financial Officer. The Amendment provides for changes to certain severance benefits, each subject to a requirement that Mr. Eggleton provide the Company with a general release of claims in a termination agreement acceptable to the Company, as follows. In the event Mr. Eggleton’s employment is terminated without cause or he resigns for good reason (each as defined in the employment agreement), he will be entitled to receive (i) continuation of his base salary for twelve (12) months, less applicable withholdings and deductions and (ii) payment or reimbursement of COBRA premiums for twelve (12) months or, if earlier, the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or the date he ceases to be eligible for COBRA continuation coverage for any reason.

In addition, on February 20, 2023, the Compensation Committee approved an increase to the base salary payable to Mr. Eggleton, effective as of January 1, 2023. As previously reported in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 1, 2022, prior to this increase, Mr. Eggleton’s base salary was $345,000 per year, and effective as of January 1, 2023, Mr. Eggleton’s base salary is $400,000 per year.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Retention Agreement with Chief Financial Officer

On February 20, 2023, the Compensation Committee approved a Retention Bonus Agreement between Mr. Eggleton and the Company (the “Retention Agreement”), pursuant to which Mr. Eggleton is eligible for a one-time bonus payment (the “Transaction Bonus”), subject to his continued service with the Company through and until the consummation of a strategic transaction, whether through the issuance and sale of equity securities of the Company in a bona fide financing transaction, the sale of an asset or assets of the Company or its subsidiaries or the consummation of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) (a “Strategic Transaction”). If achieved, the Transaction Bonus will be calculated as a portion of the gross proceeds received by the Company in a qualifying Strategic Transaction as follows: (i) $300,000 if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $75 million but less than $100 million; (ii) $600,000 if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $100 million but less than $125 million; (iii) $900,000 if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $125 million but less than $150 million; or (iv) $1.2 million if the Strategic Transaction results in gross proceeds to the Company or its stockholders, as applicable, of at least $150 million. If Mr. Eggleton’s employment terminates for any reason prior to the closing date of a Strategic Transaction, no Transaction Bonus shall be paid subject to certain exceptions.

The foregoing description of the Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the Retention Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Restricted Stock Unit and One-Time Bonus Award

On February 20, 2023, the Compensation Committee approved (i) the issuance of a special, one-time cash bonus to Mr. Eggleton in the amount of $200,000, less applicable withholding taxes, payable immediately and (ii) the grant to Mr. Eggleton of 600,000 RSUs pursuant to the terms of the Company’s 2021 Equity Incentive Plan. The RSUs will vest subject to Mr. Eggleton’s continuous service to the Company through the applicable vesting dates in accordance with the following schedule: one-third will vest on the one-year anniversary of the vesting commencement date and the remainder will vest in two equal installments on the two subsequent one-year anniversaries of the vesting commencement date. Upon the closing of a Change of Control, 100% of the unvested RSUs shall vest immediately subject to Mr. Eggleton’s continuous service through such consummation of a Strategic Transaction.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppHarvest, Inc.

Dated: February 24, 2023
	By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)